FIRST AMENDMENT TO
CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of October 14, 2011, by and among PICO Northstar Hallock, LLC, a Delaware limited liability company (the “Borrower”), PICO Northstar, LLC, a Delaware limited liability company (the “Parent Guarantor”), the lenders from time to time party to the Credit Agreement, as defined below (the “Lenders”), and ING Capital LLC, a Delaware limited liability company, as agent for the Lenders (the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Parent Guarantor, the Lenders and the Agent are parties to that certain Credit Agreement dated as of June 13, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower; and

WHEREAS, the Borrower has requested that the Credit Agreement be amended to modify Schedule 1.1(g) to the Credit Agreement, relating to Qualified Commodity Hedge Contracts; and

WHEREAS, in connection with such request, the Borrower, the Agent and the Required Lenders have agreed to so amend Schedule 1.1(g) to the Credit Agreement as set forth herein, subject to the terms and conditions hereof;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Parent Guarantor, the Required Lenders and the Agent hereby agree as follows:

1.Amendment to Schedule 1.1(g) of the Credit Agreement. The Credit Agreement is hereby amended by replacing in its entirety Schedule 1.1(g) to the Credit Agreement, entitled “Terms of Qualified Commodity Hedge Contract and Qualified Commodity Hedge Intercreditor Agreement”, with Schedule 1.1(g) attached hereto and by this reference made a part hereof.

2.Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment, this Amendment shall not become effective, and the Borrower and the Parent Guarantor shall have no rights under this Amendment, until the Agent shall have received duly authorized, executed and delivered counterparts to this Amendment from each of the Borrower, the Parent Guarantor and the Required Lenders.

3.Representations and Warranties. To induce the Lenders and the Agent to enter into this Amendment, each of the Borrower and the Parent Guarantor hereby represents and warrants to the Lenders and the Agent as follows:

(a)    The execution, delivery and performance by it of this Amendment are within its organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member action.

(b)    The execution, delivery and performance by it of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of its Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which it is a party or affecting it or its properties or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (c) violate any applicable law.

(c)    This Amendment has been duly executed and delivered by it, and the Credit Agreement, as amended by this Amendment, constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and public policy.

(d)    The representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents (i) were true and correct in all material respects as of the date initially made, and (ii) are true and correct in all material respects with the same effect as if made on the date hereof and both before and after giving effect to this Amendment and the transactions contemplated hereby (except to the extent expressly stated to be as of an earlier date).

(e)    No material adverse development has occurred in any litigation, arbitration or governmental investigation or proceeding which renders such litigation, arbitration or governmental investigation or proceeding likely to succeed and, which, if successful could reasonably be expected to result in a Material Adverse Change, a Cost Overrun or a Project Delay.

(f)    No Default or Event of Default has occurred and is continuing or would result from this Amendment or the transactions contemplated hereby.

(g)    Since the Closing Date, no event has occurred which has had, or could reasonable be expected to have, a material adverse effect on the property, assets, nature of assets, business, operations, liabilities, condition (financial or otherwise) or prospects of the Borrower or the Project or (b) has resulted, or could reasonable be expected to result, in a Material Adverse Change, a Cost Overrun or a Project Delay.

4.Reaffirmations and Acknowledgments. The Borrower hereby acknowledges that, as of the date hereof, the security interests and Liens granted to the Agent and the Secured Parties

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under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

5.Effect of Amendment. Except as expressly set forth herein, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower and the Parent Guarantor to the Lenders, the Agent and the other Secured Parties. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

6.Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

7.No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8.Costs and Expenses. The Borrower agrees to pay all costs and expenses of the Agent in connection with this Amendment in accordance with Section 9.3 of the Credit Agreement, including without limitation, the costs and attorneys fees of King & Spalding LLC, counsel to the Agent.

9.Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, pdf or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

10.Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

PICO NORTHSTAR HALLOCK, LLC

By: /s/ Neil C. Juhnke
Name: Neil C. Juhnke
Title: President and Chief Operating Officer

PICO NORTHSTAR, LLC

By: /s/ Neil C. Juhnke
Name: Neil C. Juhnke
Title: President and Chief Operating Officer

ING CAPITAL LLC

By: /s/ Keith D. Alexander
Name: Keith D. Alexander
Title: Managing Director

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

AGCOUNTRY FARM CREDIT SERVICES, FLCA,
as a Lender

By: /s/ James F. Baltezore
Name: James F. Baltezore
Title: Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

AGFIRST FARM CREDIT BANK,
as a Lender

By: /s/ Victoria Kovalenko
Name: Victoria Kovalenko
Title: Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

FARM CREDIT SERVICES OF AMERICA, PCA,
as a Lender

By: /s/ Curt A. Brown
Name: Curt A. Brown
Title: Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

FARM CREDIT WEST, FLCA,
as a Lender

By: /s/ Ben Madonna
Name: Ben Madonna
Title: Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

KODABANK,
as a Lender

By: ______________________________________
Name:
Title:

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

PICO Holdings, Inc.

By: /s/ John R. Hart
Name: John R. Hart
Title: Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO CREDIT AGREEMENT]

SCHEDULE 1.1(g)

Terms
of
Qualified Commodity Hedge Contract
and
Qualified Commodity Hedge Intercreditor Agreement
Capitalized terms used below without definition are defined in the Credit Agreement dated as of June 13, 2011 (the “Credit Agreement”) among PICO Northstar Hallock, LLC (the “Borrower”), PICO Northstar, LLC (together with Borrower, the “Loan Parties”), the Lenders, and ING Capital LLC, as agent (the “Agent”).
Qualified Commodity Hedge Contract
Crush Spread Swap

Transaction Date:	Within 180 days from the Closing Date
Product:	Financial Settled Spread Swap (the “Swap Transaction”)
Term:	Up to three years
Notional Quantity:	Up to the maximum expected output of the Project
Floating Price Payer:	Borrower
Fixed Price Payer:	Qualified Counterparty

Floating Spread:	Index A + Index B - Index C
Index A:	75% x Soybean Meal CBOT Prompt Month Futures x 56.4%, specified in USD per Short Ton
Index B:	Soybean Oil CBOT Prompt Month Futures x 41.7%, specified in USD per Short Ton
Index C:	WCE Canola Seed Prompt Month Futures, specific USD per Short Ton

Fixed Spread:	An amount (specified in USD per Short Ton) to be determined and agreed upon by the Fixed Price Payer and Floating Price Payer

Calculation Period:	Each Calendar Quarter, Calendar Month, or Calendar Week during the Term, as agreed upon by the Fixed Price Payer and Floating Price Payer

Settlement Amount:
If the Fixed Spread exceeds the Floating Spread, the Fixed Price Payer would pay the Floating Price Payer the difference between the two such amounts multiplied by the Notional Quantity per Calculation Period.

If the Floating Price exceeds the Fixed Price, the Floating Price Payer would pay the Fixed Price Payer the difference between the two such amounts multiplied by the Notional Quantity per Calculation Period.
If the Floating Price is equal to the Fixed Price, then no payment would be made.

Payment Date:
With respect to a Calculation Period that is a Calendar Quarter or Calendar Month, the 10th business day following the end of such period, and with respect to a Calculation Period that is a Calendar Week, the 2nd business day following the end of such period.

Credit Support:
The Swap Transaction shall constitute a Qualified Commodity Hedge Contract. Accordingly, the Fixed Price Payer would have a perfected, first priority lien on assets and funds, pari passu in right of security and payment with the Lenders and other Secured Parties, subject to the terms of the Credit Agreement and the Qualified Commodity Hedge Intercreditor Agreement.

Other Considerations:
1.    Fixed Price Payer, in its capacity as such, and as a Qualified Counterparty to a Qualified Commodity Hedge Contract, will constitute a Secured Party under the Credit Agreement and the Security Documents, will be a party to and a beneficiary of the Qualified Commodity Hedge Intercreditor Agreement, and will have consents rights provided in Section 9.1(f) of the Credit Agreement. These rights would be in addition to any rights the Fixed Price Payer or any of its Affiliates may have in its capacity as a Lender under the Credit Agreement.
2.    The Swap Transaction shall be documented under an ISDA Master Agreement which would include, in addition to the standard ISDA terms, provisions relevant for a transaction of this type, including provisions related to the pari passu nature of the lien and a cross default to the indebtedness under the Credit Agreement.
3.    The Swap Transaction documentation shall provide for covenants (including a covenant prohibiting speculative trading), events of default (including a termination event if the Borrower enters into Qualified Commodity Hedge Contracts with other Qualified Counterparties) and termination events reasonably acceptable to the Agent, but in no event shall the Swap Transaction documentation provide for an event of default or termination event for failure to satisfy the Project Construction Completion Requirements with a deadline prior to April 15, 2014.
4.    The Swap Transaction documentation will include a right for the Qualified Counterparty to delay the start of the term and re-price the Swap Transaction to reflect the Qualified Counterparty's losses (including mark-to-market losses) in respect of such delay if the Project Construction Completion Requirements are not expected to be satisfied prior to the start date of the Swap Transaction.

Crush Spread Floor Put

Transaction Date:	Within 60 days from the Closing Date
Product:	Financial Settled Quarterly Asian Put (the “Put Transaction”)
Term:	Up to three years
Notional Quantity:	Up to the maximum expected output of the Project
Floating Price Payer:	Borrower
Fixed Price Payer:	Qualified Counterparty

Floating Spread:	Index A + Index B - Index C + Fixed Basis
Index A:	75% x Soybean Meal CBOT Prompt Month Futures x 56.4%, specified in USD per Metric Ton
Index B:	Soybean Oil CBOT Prompt Month futures x 41.7%, specified in USD per Metric Ton
Index C:	WCE Canola Seed Prompt Month futures, specific USD per Metric Ton
Fixed Basis:	USD 54 per Metric Ton

Fixed Spread Floor:	USD 86 per Metric Ton

Premium:	An amount to be determined and agreed upon by the Fixed Price Payer and Floating Price Payer

Calculation Period:	Each Calendar Quarter during the Term

Quarterly Average Spread:	For each Calculation Period, defined as the average of the Floating Spread on all days in the Calculation Period

Settlement Amount:
If the Quarterly Average Spread is less than the Fixed Spread Floor, the Fixed Price Payer would pay the Floating Price Payer the positive difference between the two such amounts multiplied by the Notional Quantity per Calculation Period. If the Quarterly Average Spread is greater than or equal to the Fixed Spread Floor, then no payment would be made.

Payment Date:	With respect to a Calculation Period, the 10th business day following the end of such period

Credit Support:
The Put Transaction shall constitute a Qualified Commodity Hedge Contract. Accordingly, the Fixed Price Payer would have a perfected, first priority lien on assets and funds, pari pasu in right of security and payment with the Lenders and other Secured Parties, subject to the terms of the Credit Agreement and the Qualified Commodity Hedge Intercreditor Agreement.

In addition, the obligations of the Floating Price Payer under the Put Transaction will be guaranteed by the Sponsor until the Project Construction Completion Date.

Other Considerations:
1.    Fixed Price Payer, in its capacity as such, and as a Qualified Counterparty to a Qualified Commodity Hedge Contract, will constitute a Secured Party under the Credit Agreement and the Security Documents, will be a party to and a beneficiary of the Qualified Commodity Hedge Intercreditor Agreement, and will have consents rights provided in Section 9.1(f) of the Credit Agreement. These rights would be in addition to any rights the Fixed Price Payer or any of its Affiliates may have in its capacity as a Lender under the Credit Agreement.
2.    The Put Transaction would be documented under an ISDA Master Agreement which would include, in addition to the standard ISDA terms, provisions relevant for a transaction of this type, including provisions related to the pari pasu nature of the lien and a cross default to the indebtedness under the Credit Agreement.
3.    The Put Transaction documentation shall provide for covenants (including a covenant prohibiting speculative trading), events of default (including a termination event if the Borrower enters into Qualified Commodity Hedge Contracts with other Qualified Counterparties) and termination events reasonably acceptable to the Agent, but in no event shall the Put Transaction documentation provide for an event of default or termination event for failure to satisfy the Project Construction Completion Requirements with a deadline prior to April 15, 2014.

Qualified Commodity Hedge Intercreditor Agreement

Parties:	The Agent, each Loan Party, and each Qualified Counterparty that is a party to a commodities-based Secured Hedge Agreement.
Purpose:	To establish the relative rights and privileges of the Secured Parties with respect to the Collateral.
Secured Parties:	As defined in the Credit Agreement, including the Qualified Counterparty.
Obligations:
As defined in the Credit Agreement , including all obligations of every nature of any Loan Party from time to time owed to the Qualified Counterparty for ordinary course settlement payments and payments for early termination of or under the Qualified Commodity hedge Contract.

Remedies:
The Agent may, and at the direction of the Required Lenders, shall exercise remedies with respect to the Collateral as provided in Section 7.2 and Section 7.3 of the Credit Agreement. The Qualified Counterparty shall be entitled to participate in the directing of the Agent with respect to remedies relating to the Collateral as if the Qualified Counterparty were a Lender, as more particularly provided in Section 9.1(f) of the Credit Agreement.

No Contest of Liens or Right to Credit Bid:
No Secured Party will contest or support any other person in contesting, in any proceeding (including any bankruptcy or insolvency proceeding), the priority, validity or enforceability of any lien held by or on behalf of any of the Secured Parties in the Collateral. Additionally, no Secured Party will oppose or otherwise contest any lawful exercise by the Agent of the right to credit bid the Obligations at any sale in foreclosure of the liens granted to the Agent for the benefit of the Secured Parties so long as such bid is approved separately by the Required Lenders.

Avoidance of Liens or Obligations:
The terms of the Intercreditor Agreement shall govern even if part or all of the Obligations or the liens securing payment and performance thereunder are not perfected or are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

Amendments; Waivers; Consents:
As provided in Section 9.1 of the Credit Agreement. The consent of each Qualified Counterparty shall be required (i) with respect to any amendment, modification or waiver of the Qualified Hedge Related Provisions of the Credit Agreement that is adverse to the interest of the Qualified Counterparty in its capacity as such, and (ii) to the extent any amendment, modification or waiver of any provision of any Security Document would disproportionately impact a Qualified Counterparty (or the Qualified Counterparties as a class) relative to the Lenders, provided that such Qualified Counterparty notifies the Agent of such disproportionate impact reasonably promptly after receiving written notice of such proposed amendment, modification or waiver.
Each Secured Party shall have the right to call for a vote on the decision to initiate remedies with respect to the Collateral following an Event of Default. The Secured Party calling such vote shall be responsible for issuing all notices to the other Secured Parties, collecting the results of such vote and presenting such results to the Agent and any written direction of the Required Lenders resulting from such vote. For the avoidance of doubt, the Agent shall have no responsibilities in providing notices of such vote, causing any Secured Party to respond or receiving responses, provided however, that the Agent shall be required to act in accordance with the written direction of the Required Lenders resulting from such vote to the extent it is otherwise required to so act under the Credit Agreement.

Waterfall Application; Distributions of Collateral:
As provided in Section 7.4 of the Credit Agreement.
The Agent shall give each Qualified Counterparty to a Qualified Commodity Hedge Contract notice of acceleration of the Obligations pursuant to Section 7.3 of the Credit Agreement and shall permit such Qualified Counterparty a commercially reasonable period (not to exceed 60 days following receipt of such notice of acceleration or such longer period as shall be acceptable to the Agent in its sole discretion) to terminate and calculate a termination payment due under its Qualified Commodity Hedge Contract before distributing any proceeds of Collateral or other amounts pursuant to Section 7.4 of the Credit Agreement. The amount of Obligations in respect of such Qualified Commodity Hedge Contract then due to such Qualified Counterparty shall be calculated after expiration of such period for purposes of Section 7.4 of the Credit Agreement.
If, following acceleration of any Obligations, the Qualified Counterparty shall be precluded at the time of any distribution of Collateral that would otherwise occur pursuant to in accordance with Section 7.4 of the Credit Agreement from terminating the Qualified Commodity Hedge Contract as a consequence of the undertakings made in any third party consent given by Qualified Counterparty in favor of the Secured Parties, the Secured Parties shall cause any such requirement to be waived and permit the Qualified Counterparty sufficient time to terminate and calculate a termination payment due under its Qualified Commodity Hedge Contract before any Collateral is distributed.

Turnover Provisions:
Each of the Secured Parties will agree to turn over any payments received in contravention of the Intercreditor Agreement. If, for any reason, a Secured Party does not have a valid and perfected lien (either directly or through the Agent) on any portion of the Collateral, proceeds on such portion received by the other Secured Parties will be paid over to the extent necessary to reflect the distribution provisions above as if all Secured Parties held such a lien.

Acknowledgments:
The Intercreditor Agreement shall provide that each of the Secured Parties recognizes the existence and the permissibility of the other Secured Parties and their respective debt and/or lien obligations and rights.

Releases:	The Intercreditor Agreement will provide the Agent with the ability to release its lien on any portion of Collateral in accordance with Section 8.8 of the Credit Agreement.

Bankruptcy:
In the event of an insolvency or liquidation proceeding of any Loan Party, whether voluntary or involuntary, if the Agent shall desire to permit the use of cash collateral or to permit such Loan Party to obtain debtor-in-possession financing (a “DIP Financing”), then the other Secured Parties will agree that they will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith; provided that (a) each Secured Party retains the right to object to any ancillary agreements or arrangements regarding the DIP Financing that are materially prejudicial to their interests (unless such ancillary agreements or arrangements, including, without limitation, any adequate protection orders, are equally materially prejudicial to all Secured Parties, in which case there shall be no independent right of a Secured Party to object), (b) the DIP Financing (i) does not compel any Loan Party to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document and (ii) does not expressly require the liquidation of any Collateral prior to a default under the DIP Financing documentation, and (c) if any cash collateral order contemplates the liquidation of Collateral, such order provides that the liens of the Secured Parties will attach to the proceeds of such liquidation equally and ratably. To the extent any amounts advanced under the Credit Agreement prior to filing are granted the status or otherwise treated as debtor-in-possession financing, the Secured Parties agree that the provisions of the Intercreditor Agreement (including the distribution waterfall and the turnover provisions) will apply to payments received in respect of such debtor-in-possession financing.

Rights as Unsecured Creditors:	All Secured Parties may exercise rights and remedies as unsecured creditors against any Loan Party.
Purchase Right:
If a termination event or event of default under the Qualified Commodity Hedge Contract has been declared and the amount of the Qualified Counterparty’s claim or claims in respect of any termination payments has been established, the other Secured Parties will be permitted within an agreed exercise period to purchase the entire amount of such claim or claims at par (together with any accrued and unpaid interest) from the Qualified Counterparty.

Governing Law; Jurisdiction:	The State of New York.
Provision of Information:
The Loan parties authorize the Agent to provide to Qualified Counterparties all information related to the Collateral that the Agent is required or permitted to provide to the Lenders. The Agent shall not be prohibited in providing to the Secured Parties contact information and the amount of the respective Commitments and outstanding Obligations of the Secured Parties.

Joinder:
Each new Qualified Counterparty that is party to a commodities-based Secured Hedge Contract will join the Qualified Commodity Hedge Intercreditor Agreement pursuant to joinder procedures to be included therein.

Other Terms:	Such other terms as shall be reasonably satisfactory to the Agent and the Qualified Counterparty.

Incorporated Terms:
To the extent any terms or provisions of any Loan Document are incorporated by reference into the Intercreditor Agreement, any modifications to such terms or provisions shall not apply in interpreting the Intercreditor Agreement to the extent such terms and provisions affect the rights and interests of the Qualified Counterparty, unless the Qualified Counterparty shall have consented to such modifications.

Termination:
The Intercreditor Agreement will terminate as to any Qualified Counterparty on the later of (i) the date upon which all Secured Hedge Contracts with such Qualified Counterparty have been terminated or expired in accordance with their terms, and (ii) the date all Obligations in respect of such Secured Hedge Contracts have been satisfied..